FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly Investor Relations Department Aastrom Biosciences, Inc. Phone: (734) 930-5777	Cameron Associates Kevin McGrath Phone: (212) 245-4577

AASTROM BIOSCIENCES INTENDS TO SEEK SHAREHOLDER APPROVAL TO GRANT BOARD AUTHORITY
TO AMEND RESTATED ARTICLES OF INCORPORATION

Ann Arbor, Michigan, February 22, 2008 — Aastrom Biosciences, Inc. (Nasdaq:ASTM), a leading regenerative medicine company, today announced that the Company intends to seek shareholder approval to authorize the Board of Directors to amend Aastrom’s Restated Articles of Incorporation to execute a reverse split of the Company’s issued and outstanding common stock if they determine it is in the best interests of Aastrom and its shareholders. The Board would be authorized to execute the reverse split at any time within four weeks after the date of shareholder approval, at any whole number ratio between one for five and one for fourteen, with the exact exchange ratio and timing of the reverse stock split (if at all) to be determined at the discretion of the Board.

“This important authorization will position the Aastrom Board to consider alternatives related to a reverse stock split, intended to advance the long-term interests of our shareholders and our Company,” said George Dunbar, Chief Executive Officer, President and Director of Aastrom.

About Aastrom Biosciences, Inc.

Aastrom is a leading regenerative medicine company engaged in the development of autologous cell products for the repair or regeneration of human tissue. The Company’s proprietary Tissue Repair Cell (TRC) technology involves the use of a patient’s own cells to manufacture products to treat a range of chronic diseases and serious injuries affecting vascular, bone, cardiac and neural tissues. Aastrom’s TRC-based products contain increased numbers of stem and early progenitor cells, produced from a small amount of bone marrow collected from the patient. The TRC technology platform has positioned Aastrom to advance multiple products into clinical development. Currently, the Company has a vascular regeneration product in clinical development for the treatment of critical limb ischemia (called the RESTORE-CLI trial), a bone regeneration product in Phase III development for the treatment of osteonecrosis of the femoral head (called the ON-CORE trial), a cardiac regeneration product in clinical development for dilated cardiomyopathy and a preclinical research program targeting unmet needs in neural health. Aastrom product candidates to treat osteonecrosis of the femoral head and dilated cardiomyopathy have been designated for orphan drug status by the FDA. For more information, visit Aastrom’s website at www.aastrom.com. (astmc)

This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans and expectations, clinical activity timing, intended product development and commercialization objectives, adequacy of existing capital to support operations for a specified time, future capital needs, and potential advantages and application of Tissue Repair Cell (TRC) Technology, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

###